EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-137197 on Form S-3 of our report dated February 28, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), relating to the consolidated financial statements and financial statement schedules of Interstate Power and Light Company and subsidiaries, appearing in this Annual Report on Form 10-K of Interstate Power and Light Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

February 28, 2008